APT SATELLITE TELECOMMUNICATIONS LIMITED
Financial Statements
Years ended December 31, 2003, 2004 and 2005
and Report of Independent Registered Public Accounting Firm

APT SATELLITE TELECOMMUNICATIONS LIMITED
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2

Balance Sheets as of December 31, 2004 and 2005	3 & 4

Statements of Operations for the years ended December 31, 2003, 2004 and 2005	5

Statements of Changes in Equity for the years ended December 31, 2003, 2004 and 2005	6

Statements of Cash Flows for the years ended December 31, 2003, 2004 and 2005	7

Notes to Financial Statements	8-27

APT SATELLITE TELECOMMUNICATIONS LIMITED
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and
Shareholders of
APT Satellite Telecommunications Limited:
We have audited the accompanying balance sheet of APT Satellite Telecommunications Limited (the “Company”) as of December 31, 2003 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2003, all expressed in Hong Kong dollars. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.
We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and auditing standards generally accepted in Hong Kong. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of its operations and its cash flow for the year ended December 31, 2003 in conformity with accounting principles generally accepted in Hong Kong.
As further described in Note 4 to the financial statements, in 2005 the Company adopted all new applicable Hong Kong Financial Reporting Standards, which collective term includes all applicable individual Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards (“HKAS”) and Interpretations, issued by the Hong Kong Institute of Certified Public Accountant. Consequently, certain amounts for the year ended December 31, 2003 were required to and have been restated to comply with the 2005 initial adoption provisions of those applicable HKAS’s.
Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 15 to the financial statements. As further described in Note 15 to the financial statements, the amount of certain differences between accounting principles generally accepted in Hong Kong and accounting principles generally accepted in the United States of America for the year ended December 31, 2003 have been restated as a result of the adoption of certain HKAS’s described in Note 4.
The accompanying financial statements as of and for the year ended December 31, 2003 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation, and in our opinion, the financial statements expressed in Hong Kong dollars have been translated into United States dollars on the basis set forth in Note 2 to the financial statements.
Hong Kong
April 13, 2004, except for statements of operations, changes in shareholder’s equity and cash flows for the year ended December 31, 2003 and note 9, 15 , which have been restated as a result of adoption of new applicable Hong Kong Financial Reporting Standards (as further described in Note 4), dated April 10, 2006.

APT SATELLITE TELECOMMUNICATIONS LIMITED
BALANCE SHEETS
AS OF DECEMBER 31, 2004 AND 2005
(Amounts stated in thousands)

			December 31,
	Note		2004	2005	2005
			(restated)
			HK$	HK$	US$
			(unaudited)	(unaudited)	(unaudited)
ASSETS

Current assets
Cash and cash equivalents			438	4,379	562
Pledged bank deposits	7	(b)	1,429	—	—
Trade receivables			16	87	11
Deposits, prepayments and other receivables			1,707	1,712	219

Total current assets			3,590	6,178	792

Investment property	5		150,000	137,000	17,564

TOTAL ASSETS			153,590	143,178	18,356

See accompanying notes to the financial statements.

APT SATELLITE TELECOMMUNICATIONS LIMITED
BALANCE SHEETS (continued)
AS OF DECEMBER 31, 2004 AND 2005
(Amounts stated in thousands)

		December 31,
	Note	2004	2005	2005
		(restated)
		HK$	HK$	US$
		(unaudited)	(unaudited)	(unaudited)
LIABILITIES AND EQUITY

Current liabilities
Trade and other payables	6	17,728	17,094	2,192
Amounts due to related companies		3,553	5,953	763

Total current liabilities		21,281	23,047	2,955

Amount due to a related company		10,800	8,100	1,038
Amounts due to shareholders		103,844	107,956	13,841

TOTAL LIABILITIES		135,925	139,103	17,834

Contingencies and commitments	7

Shareholders’ equity
Capital stock — Common stock	8	153,792	153,792	19,717
Accumulated losses		(136,127)	(149,717)	(19,195)

Total shareholders’ equity		17,665	4,075	522

TOTAL LIABILITIES AND EQUITY		153,590	143,178	18,356

See accompanying notes to the financial statements.

APT SATELLITE TELECOMMUNICATIONS LIMITED
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(Amounts stated in thousands)

			Years ended December 31,
	Note		2003	2004	2005	2005
			(restated)	(restated)
			HK$	HK$	HK$	US$
				(unaudited)	(unaudited)	(unaudited)
Operating revenues
Service income received from:
Unaffiliated customers			17,546	1,508	1,729	222
Related parties	11		6,641	—	—	—

Total revenues			24,187	1,508	1,729	222

Costs and expenses
Cost of service including depreciation and amortization of 2003: HK$2,852, 2004: HK$nil and 2005: HK$nil			(32,493)	(1,546)	(1,897)	(243)
Selling, general and administrative			(22,418)	(907)	(478)	(61)

Total costs and expenses			(54,911)	(2,453)	(2,375)	(304)

			(30,724)	(945)	(646)	(82)

Other operating revenues
Interest income — net			130	16	56	7
Other income			1,734	3	—	—
Impairment loss recognized in respect of property, plant and equipment, and other assets			(89,018)	—	—	—
Valuation gain/(loss) recognized in respect of investment property			14,000	(4,000)	(13,000)	(1,667)

Loss before income taxes	12	(c)	(103,878)	(4,926)	(13,590)	(1,742)
Provision for income taxes	9		—	—	—	—

Net loss			(103,878)	(4,926)	(13,590)	(1,742)

See accompanying notes to the financial statements.

APT SATELLITE TELECOMMUNICATIONS LIMITED
STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(Amounts stated in thousands)

				Revaluation	Accumulated
	Note		Capital stock	reserves	losses	Total
			HK$	HK$	HK$	HK$
Balance at 1 January 2003 as previously reported			88,300	—	(27,323)	60,977

Share issued			65,492	—	—	65,492

Net loss for the year (restated)			—	—	(103,878)	(103,878)

Balance at 31 December 2003 (restated)			153,792	—	(131,201)	22,591

Balance at 1 January 2004 as previously reported			153,792	14,000	(145,201)	22,591
Prior period adjustment arising from changes in accounting policies under:

- HKAS 40	4	(a)	—	(14,000)	14,000	—

At 1 January 2004 (restated)			153,792	—	(131,201)	22,591

Net loss for the year (restated and unaudited)			—	—	(4,926)	(4,926)

Balance at 31 December 2004 (restated and unaudited)			153,792	—	(136,127)	17,665

Balance at 1 January 2005 as previously reported (unaudited)			153,792	10,000	(146,127)	17,665
Prior period adjustment arising from changes in accounting policies under:

- HKAS 40 (unaudited)	4	(a)	—	(10,000)	10,000	—

At 1 January 2005 (restated and unaudited)			153,792	—	(136,127)	17,665

Net loss for the year (unaudited)			—	—	(13,590)	(13,590)

Balance at 31 December 2005 (unaudited)			153,792	—	(149,717)	4,075

See accompanying notes to the financial statements.

APT SATELLITE TELECOMMUNICATIONS LIMITED
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(Amounts stated in thousands)

	Years ended December 31,
	2003	2004	2005	2005
	(restated)	(restated)
	HK$	HK$	HK$	US$
		(unaudited)	(unaudited)	(unaudited)
Operating activities
Loss before income taxes	(103,878)	(4,926)	(13,590)	(1,742)
Adjustments for:
Depreciation and amortization	2,852	—	—	—
Impairment losses recognized	89,018	—	—	—
Net valuation (gain)/loss on investment property	(14,000)	4,000	13,000	1,667
Interest income	(130)	(16)	(56)	(7)
Provision for bad debts written back	—	—	(185)	(24)
Provision for bad debts	64	—	—	—
Gain on disposal of property, plant and equipment, and other assets	(1,377)	—	—	—

Operating loss before changes in working capital	(27,451)	(942)	(831)	(106)
Decrease in trade receivables	1,303	1,653	114	15
Decrease in amounts due from related companies	93	947	—	—
Decrease/(increase) in deposits, prepayments and other receivables	1,164	(86)	(5)	(1)
Increase/(decrease) in trade and other payables	13,559	(14,554)	(634)	(81)
Increase/(decrease) in amounts due to related companies	14,408	(156)	(300)	(38)

Net cash from/(used in) operating activities	3,076	(13,138)	(1,656)	(211)

Investing activities
Payment for the purchase of property, plant and equipment	(90,028)	—	—	—
Proceeds from sale of property, plant and equipment, and other assets	12,359	—	—	—
Interest received	130	16	57	7
Decrease/(increase) in pledged bank deposits	9,139	(3)	1,429	183

Net cash (used in)/from investing activities	(68,400)	13	1,486	190

Financing activities
Advances from shareholders	8,908	—	4,111	527
Proceeds from shares issued	65,492	—	—	—

Net cash from financing activities	74,400	—	4,111	527

Net cash and cash equivalents	9,076	(13,125)	3,941	506

Cash and cash equivalents at January 1,	4,487	13,563	438	56

Cash and cash equivalents at December 31,	13,563	438	4,379	562

Analysis of the balance of cash and cash equivalents
Deposits with banks	9,352	393	3,985	511
Cash at bank and in hand	4,211	45	394	51

Cash and cash equivalents at December 31,	13,563	438	4,379	562

See accompanying notes to the financial statements.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

APT Satellite Telecommunications Limited (the “Company”) is a private limited company incorporated in Hong Kong.

The Company completed the reorganization on October 10, 2003, whereby its entire cable interests were sold to Singapore Telecommunications Limited, the immediate holding company of one of the Company’s shareholders at HK$5,560; while the Fixed Carrier Licence and all its related business were sold to APT Telecom Services Limited, the fellow subsidiary of another shareholder of the Company at HK$6,800, respectively. A surrender of service and facilities leasing agreement between the Company and APT Satellite Company Limited, the holding company of one of the Company’s shareholders, was executed on the same date in respect of a premises of 6,850 sq. ft. located at the Tai Po Industrial Estate for a total compensation of HK$13,500 by 5 equal instalments with the first payment date being February 1, 2005.

The principal activities of the Company had been engaging in the provision of telecommunication services under the Fixed Carrier Licence. After the completion of the construction of the building on June 24, 2003 and the reorganization, the Company is engaged in property leasing and related facilities management services.

2.	BASIS OF PRESENTATION

The financial statements have been prepared in accordance with all applicable Hong Kong Financial Reporting Standards (HKFRSs), which collective term includes all applicable individual Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards (HKASs) and Interpretations issued by the Hong Kong Institute of Certified Public Accountants (HKICPA), accounting principles generally accepted in Hong Kong (“HK GAAP”). Significant difference between HK GAAP and accounting principles generally accepted in the United States of America (“US GAAP”) are summarized in note 15.

The HKICPA has issued a number of new and revised HKFRSs that are effective or available for early adoption for accounting periods beginning on or after January 1, 2005. Information on the changes in accounting policies resulting from initial application of these new and revised HKFRSs for the current and prior accounting periods reflected in these financial statements is provided in note 4.

The measurement basis used in the preparation of the financial statements is historical cost modified by the revaluation of investment properties as explained in the accounting policies set out below.

The financial statements of the Company are expressed in Hong Kong dollars (“HK$”). The translations of amounts from Hong Kong dollars into United States dollars for convenience of the reader have been made at the rate on December 31, 2005 of HK$7.80 = US$1.00 , which approximates the noon buying rate in New York City for cable transfers in Hong Kong Dollars as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2005. No representation is made that the Hong Kong dollar amounts could have been, or could be, converted into United States dollars at that rate or at any other certain rate on December 31, 2005, or any other certain date.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)	Investment property

Investment properties are land and/or buildings which are owned or held under a leasehold interest to earn rental income and/or for capital appreciation. These include land held for a currently undetermined future use.

Investment properties are stated in the balance sheet at fair value. Any gain or loss arising from a change in fair value or from the retirement or disposal of an investment property is recognised in profit or loss. Rental income from investment properties is accounted for as described in (note 3(g)(i)).

When the Company holds a property interest under an operating lease to earn rental income and/or for capital appreciation, the interest is classified and accounted for as an investment property on a property-by-property basis. Any such property interest which has been classified as an investment property is accounted for as if it were held under a finance lease, and the same accounting policies are applied to that interest as are applied to other investment properties leased under finance leases.

(b)	Impairment of other assets

Internal and external sources of information are reviewed at each balance sheet date to identify indications that trade and other receivables may be impaired or an impairment loss previously recognised no longer exists or may have decreased.

If any such indication exists, the asset’s recoverable amount is estimated. In addition, for goodwill, intangible assets that are not yet available for use and intangible assets that have indefinite useful lives, the recoverable amount is estimated annually whether or not there is any indication of impairment.
-	Calculation of recoverable amount

The recoverable amount of an asset is the greater of its net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).

-	Recognition of impairment losses

An impairment loss is recognised in the income statement whenever the carrying amount of an asset, or the cash-generating unit to which it belongs, exceeds its recoverable amount. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except that the carrying value of an asset will not be reduced below its individual fair value less costs to sell, or value in use, if determinable.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(b)	Impairment of other assets (continued)
-	Reversals of impairment losses

In respect of assets other than goodwill, an impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is not reversed.

A reversal of impairment losses is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognised in prior years. Reversals of impairment losses are credited to the income statement in the year in which the reversals are recognised.
(c)	Trade and other receivables

Trade and other receivables are initially recognised at fair value and thereafter stated at amortised cost less impairment losses for bad and doubtful debts (see note 3(b)), except where the receivables are interest-free loans made to related parties without any fixed repayment terms. In such cases, the receivables are stated at cost less impairment losses for bad and doubtful debts.

(d)	Trade and other payables

Trade and other payables are initially recognised at fair value and thereafter stated at amortised cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

(e)	Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. None of the Company’s cash and cash equivalents is restricted as to withdrawal.

(f)	Income tax

Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in the statements of operations except to the extent that they relate to items recognized directly in equity, in which case they are recognized in equity.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(f)	Income tax (continued)

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.

Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilised.

The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the Company controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

The amount of deferred tax recognized is measured based on the expected manner of realization or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. Deferred tax assets and liabilities are not discounted.

The carrying amount of a deferred tax asset is reviewed at each balance sheet date and is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Additional income taxes that arise from the distribution of dividends are recognised when the liability to pay the related dividends is recognised.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(f)	Income tax (continued)

Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities if, and only if, the Company has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:
-	in the case of current tax assets and liabilities, the Company intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or

-	in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:
-	the same taxable entity; or

-	different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realise the current tax assets and settle the current tax liabilities on a net basis or realise and settle simultaneously.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(g)	Revenue recognition

Provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in the statement of operations as follows:
(i)	Rental income from operating leases

Rental income receivable under operating leases is recognized in the statement of operations in equal instalments over the accounting periods covered by the lease term. Lease incentives granted are recognised in the statement of operations as an integral part of the aggregate net lease payments receivable.

(ii)	Service income

Service income in respect of provision of satellite-based telecommunications and related service is recognized when services are provided.

(iii)	Interest income

Interest income from bank deposits is accrued on a time-apportioned basis by reference to the principal outstanding and the rate applicable.
(h)	Translation of foreign currencies

Foreign currency transactions during the year are translated into Hong Kong dollars at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into Hong Kong dollars at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognised in the statement of operations.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(i)	Related parties

For the purposes of these financial statements, parties are considered to be related to the Company if the Company has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities and include entities which are under the significant influence of related parties of the Company where those parties are individuals, and post-employment benefit plans which are for the benefit of employees of the Company or of any entity that is a related party of the Company.

(j)	Use of estimates

The preparation of financial statements in conformity with HKFRSs requires management judgements, estimates any assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of HKFRSs that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in note 13.
4.	CHANGES IN ACCOUNTING POLICIES

The HKICPA has issued a number of new and revised HKFRSs that are effective for accounting periods beginning on or after January 1, 2005.

The accounting policies of the Company after the adoption of these new and revised HKFRSs have been summarized in note 3. The following sets out information on the significant changes in accounting policies for the current and prior accounting periods reflected in these financial statements.

The Company has not applied any new standard or interpretation that is not yet effective for the current accounting period (see note 14).

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
4.	CHANGES IN ACCOUNTING POLICIES (continued)
(a)	Investment properties (HKAS 40, Investment property)

Changes in accounting policies relating to investment properties are as follows.

Timing of recognition of movements in fair value in the income statement

In prior years, movements in the fair value of the Company’s investment properties were recognized directly in the investment properties revaluation reserve except when, on a portfolio basis, the reserve was insufficient to cover a deficit on the portfolio, or when a deficit previously recognized in the income statement had reversed, or when an individual investment property was disposed of. In these limited circumstances movements in the fair value were recognized in the income statement.

Upon adoption of HKAS 40 as from January 1, 2005, all changes in the fair value of investment properties are recognized directly in the income statement in accordance with the fair value model in HKAS 40.

These changes in accounting policy have been adopted retrospectively by increasing the opening balance of retained earnings as of January 1, 2004 and 2005 by HK$14,000 and HK$10,000 respectively, to include all of the Company’s previous investment properties revaluation reserve.

As a result of this new policy, the Company’s loss before income taxes has decreased by HK$14,000 for the year ended December 31, 2003 and has increased by HK$4,000 and HK$13,000 for the year ended December 31, 2004 and 2005 respectively.

(b)	Definition of related parties (HKAS 24, Related party disclosures)

As a result of the adoption of HKAS 24, Related party disclosures, the definition of related parties as disclosed in note 3(i) has been expanded to clarify that related parties include entities that are under the significant influence of a related party that is an individual (i.e. key management personnel, significant shareholders and/or their close family members) and post-employment benefit plans which are for the benefit of employees of the Company or of any entity that is a related party of the Company. The clarification of the definition of related parties has not resulted in any material changes to the previously reported disclosures of related party transactions nor has it had any material effect on the disclosures made in the current period, as compared to those that would have been reported had SSAP 20, Related party disclosures, still been in effect.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
5.	INVESTMENT PROPERTY

The investment property was revalued at December 31, 2004 and 2005 at HK$150,000 and HK$137,000, respectively, by American Appraisal China Limited, an independent professional property valuer, on an open market value basis by reference to net rental income allowing for reversionary income potential. The revaluation deficit of HK$4,000 and HK$13,000 has been charged to the statements of operations for the years ended December 31, 2004 and 2005, respectively.

The investment property is located on a medium-term leasehold land in Hong Kong.

Investment property
HK$
(unaudited)
Cost or valuation:
At January 1, 2005	150,000
Deficit on revaluation	(13,000)

At December 31, 2005, at valuation (unaudited)	137,000

6.	TRADE AND OTHER PAYABLES

	2004	2005
	HK$	HK$
	(unaudited)	(unaudited)
Accrued costs for construction of investment property	13,990	13,990
Trade and other payables	3,738	3,104

	17,728	17,094

7.	CONTINGENCIES AND COMMITMENTS
(a)	Leasing arrangements — operating lease:

The Company as lessor

At December 31, 2004 and 2005, the Company had contracted with a third party for future minimum lease payments under non-cancellable operating lease in respect of leasing of property which fall due within one year amounting to HK$1,638 and HK$131, and after one but within five years amounting to HK$137 and HK$nil.

(b)	At December 31, 2004 and 2005, the Company had pledged bank deposits amounted to HK$1,429 and HK$nil, respectively, with a bank to secure general banking facilities granted to the Company.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
8.	COMMON STOCK

		Issued and
	Number	fully paid
	of shares	capital stock
		HK$
Ordinary shares of HK$1 each Balance at December 31, 2004 and at December 31, 2005 (unaudited)	153,792	153,792

The Company’s authorized share capital is 1,000,000 shares of HK$1 each. There were no changes in the Company’s authorized share capital during either year.

9.	INCOME TAXES IN THE STATEMENT OF OPERATIONS

No provision for Hong Kong Profits Tax has been made in the financial statements as the Company has no assessable profit for the years ended December 31, 2003, 2004 and 2005.

Reconciliation between tax expense and accounting loss at the applicable tax rates:

	Years ended December 31,
	2003	2004	2005
	(restated)	(restated)
	HK$	HK$	HK$
		(unaudited)	(unaudited)
Loss before income taxes	(103,878)	(4,926)	(13,590)

Notional tax on loss before tax, calculated at the rates applicable to losses in Hong Kong	(18,179)	(862)	(2,378)
Tax effect of non-deductible expenses	17,879	5	1
Tax effect of non-taxable revenue	(203)	(2)	(10)
Tax effect of unused tax losses not recognized	503	859	2,387

Actual tax expenses	—	—	—

10.	INCOME TAXES IN THE BALANCE SHEET

Deferred tax assets not recognized:

The Company has not recognized deferred tax assets in respect of tax losses of HK$57,734 and HK$65,075 and other deductible temporary differences of HK$2,135 and HK$8,462 as the realization of the assets was considered not probable as at December 31, 2004 and 2005, respectively. The tax losses do not expire under current tax legislation.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
11.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2003, 2004 and 2005, the Company entered into the following transactions with related parties:

		Years ended December 31,
	Note	2003	2004	2005
		HK$	HK$	HK$
			(unaudited)	(unaudited)
Expenses in connection with the provison of satellite transponder capacity and other telecommunication network facilities paid and payable to group companies of the Company’s shareholders	(i)	11,202	—	—

Income from provision of satellite transponder capacity and other telecommunication network facilities received and receivable from the group companies of one of the Company’s shareholders	(i)	6,641	—	—

Management services fee paid and payable to the immediate holding companies of the Company’s shareholders	(ii)	2,243	480	480

Operating and maintenance charges paid and payable to a fellow subsidiary of one of the Company’s shareholders	(iii)	1,584	—	—

Compensation payable to the immediate holding company of one of the Company’s shareholder for early termination of services and facilities lease	(iv)	13,500	—	—

Sale of plant and equipment, and other assets to the immediate holding company of one of the Company’s shareholders	(v)	5,560	—	—

Sale of other assets to the fellow subsidiary of another shareholder of the Company	(v)	6,800	—	—

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
11.	RELATED PARTY TRANSACTIONS (continued)

Notes:
(i)	The terms and conditions of these lease agreements were determined with reference to comparable market price.

(ii)	Management services fee paid and payable arose from a reimbursement of cost of service provided by the immediate holding companies of the Company’s shareholders under the management services agreement.

(iii)	Operating and maintenance charges were paid based on mutually agreed terms.

(iv)	As a result of the reorganization of the Company, the Company early terminated the services and facilities lease agreement and the immediate holding company of a Company’s shareholder received a compensation for the early termination of the agreement.

(v)	As a result of the reorganization of the Company, plant and equipment, and other assets are sold to the immediate holding company of one of the Company’s shareholders and the fellow subsidiary of another shareholder of the Company. The directors consider that the proceeds from sales of plant and equipment, and other assets are arrived after arm’s length negotiation with reference to the valuation conducted by an independent valuation company.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
12.	SUPPLEMENTAL INFORMATION
(a)	Other operating revenues

Other operating revenues include the following:

	Years ended December 31,
	2003	2004	2005
	HK$	HK$	HK$
		(unaudited)	(unaudited)
Exchange gain	6	—	—
Gain on disposal of property, plant and equipment and other assets	1,377	—	—
(b)	Staff costs

	Years ended December 31,
	2003	2004	2005
	HK$	HK$	HK$
		(unaudited)	(unaudited)
Refund from defined contribution plan	(117)	—	—
Salaries, wages and other benefits	4,412	—	—

	4,295	—	—

(c)	Loss before income taxes

	Years ended December 31,
	2003	2004	2005
	HK$	HK$	HK$
		(unaudited)	(unaudited)
Loss before income taxes has been arrived at after charging:

Amortization on other assets (included in administrative expenses)	772	—	—
Provision for bad debts	64	—	—
Provision for bad debts written back	—	—	(185)
Compensation for early termination of services and facilities lease (included in administrative expenses)	13,500	—	—
Depreciation	2,080	—	—

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
13.	ACCOUNTING ESTIMATES AND JUDGEMENTS

Key sources of estimation uncertainty

The financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions.

14.	POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED DECEMBER 31, 2005

Up to the date of issue of these financial statements, the HKICPA has issued the following amendments, new standards and interpretations which are not yet effective for the accounting period ending December 31, 2005 and which have not been adopted in these financial statements:

Effective for accounting
periods beginning on or
after
Amendments to HKAS 39, Financial instruments: Recognition and measurement:
- Cash flow hedge accounting of forecast intragroup transactions	January 1, 2006
- The fair value option	January 1, 2006
- Financial guarantee contracts	January 1, 2006
Amendments, as a consequence of the Hong Kong Companies (Amendment) Ordinance 2005, to:
- HKAS 1, Presentation of financial statements	January 1, 2006
- HKAS 27, Consolidated and separate financial statements	January 1, 2006
- HKFRS 3, Business combinations	January 1, 2006
HKFRS 7, Financial instruments: disclosures	January 1, 2007
Amendment to HKAS 1, Presentation of financial statements:
capital disclosures	January 1, 2007
In addition, the Hong Kong Companies (Amendment) Ordinance 2005 came into effect on December 1, 2005 and would be first applicable to the Company’s financial statements for the period beginning January 1, 2006.
The Company is in the process of making an assessment of what the impact of these amendments, new standards and new interpretations is expected to be in the period of initial application. So far it has concluded that the adoption of the amendments to HKAS 1, HKAS 27 and HKFRS 3 made as a result of the Hong Kong Companies (Amendment) Ordinance 2005 are not applicable to any of the Company’s operations and that the adoption of the remaining standards is unlikely to have a significant impact on the Company’s results of operations and financial position.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
15.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP
(a)	Summary of Significant Differences Between HK GAAP and US GAAP

The Company’s accounting policies conform with generally accepted accounting principles in Hong Kong (“HK GAAP”) which differ in certain significant respects from those applicable generally accepted accounting principles in the United States of America (“US GAAP”).

As further described in note 4, the Group adopted all applicable HKASs that required initial adoption in 2005. As a result, certain amounts under HK GAAP for the years ended December 31, 2003 and 2004 were required to and have been restated to comply with those 2005 initial adoption requirements. Consequently, the amounts of certain differences between HK GAAP and US GAAP for the years ended December 31, 2003 and 2004 have been restated as a result of the initial adoption of certain HKASs in 2005 that required retrospective application ad follows:

	As	Effects of
	previously	adopting	As
Reconciliation of net income to US GAAP	reported	HKAS 40	restated
	HK$	HK$	HK$
2003
Loss attributable to the equity shareholders in accordance with HK GAAP	(117,878)	14,000	(103,878)
Adjustments required under US GAAP Revaluation of investment properties	—	(14,000)	(14,000)

2004 - unaudited
Loss attributable to the equity shareholders in accordance with HK GAAP	(926)	(4,000)	(4,926)
Adjustments required under US GAAP Revaluation of investment properties	—	4,000	4,000
With the adoption of new accounting standards, all revaluation gains and losses of investment properties are recognized in the statement of operations. Since revaluations are not permitted under US GAAP, adjustments under HK GAAP are reversed and differences between HK GAAP and US GAAP for the years ended December 31, 2003 and 2004 are restated.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
15.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (continued)
The significant differences relate principally to the following items and the adjustments considered necessary to present the net loss and shareholders’ equity in accordance with US GAAP are set out below.
(i)	Investment properties revaluation and depreciation

In prior years under HKGAAP, movements in the fair value of the Company’s investment properties were recognised directly in the investment properties revaluation reserve except when, on a portfolio basis, the reserve was insufficient to cover a deficit on the portfolio, or when a deficit previously recognised in the income statement had reversed, or when an individual investment property was disposed of. In these limited circumstances movements in the fair value were recognised in the income statement. Upon adoption of new HK GAAP as from January 1, 2005, all changes in the fair value of investment properties are recognised directly in the income statement in accordance with the fair value model.

Under US GAAP, investment properties are stated at cost and depreciated over the shorter of the useful life and the land lease terms. Accordingly, the investment properties of the Company, which are stated at open market value, have been restated at historical cost less accumulated depreciation.

Depreciation has been based on the historical cost of the property held by the Company and the useful life of such property at 44 years. The gross historical cost of property held by the Company subject to depreciation under US GAAP which were not depreciated under HK GAAP at December 31, 2004 and 2005 amounted to HK$140,000 and HK$140,000, respectively.

In the US GAAP reconciliation of net loss for the year ended December 31, 2005, the adjustments represent the reversal of revaluation loss in respect of the property held by the Company of HK$13,000 (2004: HK$4,000; 2003: revaluation gain: HK$14,000) and the depreciation in respect of the property held by the Company amounting HK$3,182 (2004: HK$3,182; 2003: HK$1,591). In the US GAAP reconciliation of shareholders’ equity at December 31, 2005, the adjustments represent the reversal of revaluation deficit in respect of the investment property of the Company of HK$3,000 (2004 revaluation gain: HK$10,000) and the additional accumulated depreciation charged on the Company’s property under US GAAP amounting HK$7,955 (2004: HK$4,773).

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
15.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (continued)
(b)	Net loss

The effect on net loss of differences between HK GAAP and US GAAP is as follows:

	Years ended December 31,
	2003		2004		2005	2005
	(restated)		(restated)
	HK$		HK$		HK$	US$
			(unaudited)		(unaudited)	(unaudited)
Net loss in accordance with HK GAAP	(103,878	)(1)	(4,926	)(1)	(13,590)	(1,742)
Adjustment required under US GAAP:
Depreciation of investment property	(1,591)		(3,182)		(3,182)	(408)
Revaluation of investment property	(14,000	)(1)	4,000	(1)	13,000	1,666

Net loss in accordance with US GAAP	(119,469)		(4,108)		(3,772)	(484)

(1)	With effect from January 1, 2005, HK GAAP has been converged in all material respects with the international Financial Reporting Standards. Accordingly, certain of the Company accounting polices have been changed in line with adoption of the new standards (see note 4 to the financial statements). As a result, certain comparative figures for the year ended December 31, 2003 and 2004 have been restated.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
15.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (continued)
(c)	Shareholders’ Equity

The effect on shareholders’ equity of differences between HK GAAP and US GAAP is as follows:

	December 31,
	2004		2005	2005
	HK$		HK$	US$
	(unaudited)		(unaudited)	(unaudited)
Shareholders’ equity in accordance with HK GAAP	17,665	(1)	4,075	522
Adjustments:
Accumulated depreciation on Investment property	(4,773)		(7,955)	(1,020)
Revaluation reserve	(10,000	)(1)	3,000	385

Shareholders’ equity in accordance with US GAAP	2,892		(880)	(113)

The changes in shareholders’ equity in accordance with US GAAP is as follows:

	Capital	Accumulated
	stock	losses
	HK$	HK$
Balance at December 31, 2002	88,300	(27,323)
New shares issued during the year	65,492	—
Net loss for the year	—	(119,469)

Balance at December 31, 2003	153,792	(146,792)
Net loss for the year (unaudited)	—	(4,108)

Balance at December 31, 2004 (unaudited)	153,792	(150,900)
Net loss for the year (unaudited)	—	(3,772)

Balance at December 31, 2005 (unaudited)	153,792	(154,672)

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
15.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (continued)
(d)	Statements of operations and balance sheets under US GAAP

The impairment loss on property, plant and equipment, and other assets is presented as part of costs and expenses under US GAAP.

The statements of operations under US GAAP is as follows:

	Years ended December 31,
	2003	2004	2005	2005
	HK$	HK$	HK$	US$
		(unaudited)	(unaudited)	(unaudited)
Total revenues	24,187	1,508	1,729	222
Total costs and expenses	145,520	5,635	5,557	713

Loss from operations	(121,333)	(4,127)	(3,828)	(491)
Other income
Interest income	130	16	56	7
Others-net	1,734	3	—	—

Net loss	(119,469)	(4,108)	(3,772)	(484)

Under US GAAP, the Company’s total assets were HK$138,817 and HK$138,223 at December 31, 2004 and 2005, respectively, and total liabilities were HK$135,925 and HK$139,103 at December 31, 2004 and 2005, respectively.

APT SATELLITE TELECOMMUNICATIONS LIMITED
NOTES TO FINANCIAL STATEMENTS
(Amounts stated in thousands, except share data)
15.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND ADDITIONAL DISCLOSURES REQUIRED UNDER US GAAP (continued)
(e)	Recent US accounting pronouncements

SFAS No. 153

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which eliminates an exception in Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions”, for recognizing nonmonetary exchanges of similar productive assets at fair value and replaces it with a general exception for recognizing exchanges of nonmonetary assets at fair value that do not have commercial substance. This Statement will be effective for the Group for nonmonetary asset exchanges occurring on or after January 1, 2006. The Group does not believe that the adoption of SFAS 153 will have a significant effect on its financial statements.

SFAS No. 154

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which replaces APB 20 and SFAS No. 3, “Reporting Changes in Interim Financial Statements”. SFAS No. 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement will be effective for the Company for all accounting changes and any error corrections occurring after January 1, 2006. The impact on the financial statements will depend on new pronouncements that are subsequently issued.